Exhibit 4.5

                              AMENDED AND RESTATED
                                 LOAN AGREEMENT

             THIS AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") made as of the 28th day of June, 1996, by and between FIRSTAR BANK MILWAUKEE, N.A., a national banking association ("Bank") and BANDO McGLOCKLIN SMALL BUSINESS INVESTMENT CORPORATION, a Wisconsin corporation ("Borrower").


                                   WITNESSETH:

             WHEREAS, Bank and Borrower entered into a Loan Agreement dated October 12, 1988 (the "Revolving Loan Agreement") pursuant to which the Bank agreed to extend credit to the Company on the terms and subject to the conditions set forth therein; and

             WHEREAS, the Revolving Loan Agreement has previously been amended several times and Bank and Borrower now desire to amend and restate the Revolving Loan Agreement.

             NOW, THEREFORE, the parties hereto agree as follows:


                                   AGREEMENTS

             1. DEFINITIONS. As used in this Agreement, the listed terms are defined as follows:

                  Adjusted Tangible Assets shall means all assets except:
   (a) trademarks, tradenames, franchises, goodwill, and other similar intangibles; (b) assets located and notes and receivables due from obligors domiciled outside the United States of America, Puerto Rico, or Canada; and (c) accounts, notes, and other receivables due from Affiliates or employees.

                  Adjusted Tangible Net Worth shall mean the remainder of
   (a) net book value (after deducting related depreciation, obsolescence, amortization and other proper reserves) at which the Adjusted Tangible Assets of Borrower would be shown on a balance sheet at such date, but excluding any amounts arising from write-ups of assets, minus (b) the amount at which its liabilities (other than preferred stock, capital stock, surplus, and retained earnings) would be shown on such balance sheet, and including as liabilities all reserves for contingencies and other potential liabilities.

                  Advance shall mean the proceeds of the Credit Facility advanced from time to time by Bank to Borrower in accordance with the terms of this Agreement.

                  Affiliate shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with any other Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

                  Bank's Expenses shall mean and shall include:

                  (i) all expenses incurred by Bank in the negotiation, documentation, administration of this Agreement, the other Loan Documents and the Loan, including, but not limited to, accounting and attorney's fees and expenses of any kind and mailing costs;

                  (ii) all expenses incurred by Bank in connection with any verification and inspection of the Collateral and/or any audit and inspection of any Borrower's books, accounts, records, correspondence and other papers;

                  (iii) all taxes levied against or paid by Bank (other than taxes on, or measured by, the income of Bank) and all filing and recording fees, costs and expenses which may be incurred by Bank in respect to the filing and/or recording of any document or instrument relating to the transactions described in this Agreement;

                  (iv) all costs and expenses (including all allocated costs of staff counsel which are employees of Bank) incurred by Bank to collect the collateral (with or without suit), correct any Default or Event of Default, or enforce any provision of this Agreement; and

                  (v) all costs, outlays, attorney's fees and expenses of any kind (including all allocated costs of staff counsel) incurred in the enforcement of this Agreement or the other Loan Documents or the defense of legal proceedings involving any claim made against Bank arising out of this Agreement, the other Loan Documents or the protection of the Collateral.

                  Business Day shall mean a day, other than a Saturday, Sunday or holiday, on which banks are open for business in Milwaukee, Wisconsin.

                  Collateral Agent shall mean Firstar Trust Company or any successor Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement.

                  Credit Facility shall mean the revolving credit facility established pursuant to section 2 of this Agreement and as further defined therein.

                  Default shall mean an event or condition the occurrence of which would, with a lapse of time or the giving of notice or both, become an Event of Default.

                  Default Rate shall mean, with respect to any Advance, the Prime Rate applicable to such Advance plus 2.0% per annum and such rate shall change on each date that the Prime Rate changes.

                  Event of Default shall have the meaning set forth in
   section 10 herein.

                  Funding Date shall mean the date of each Advance made hereunder.

                  Intercreditor Agreement shall mean that certain
   Intercreditor Agreement dated as of October 12, 1988, as amended from time to time, among the financial institutions that are or may become parties thereto.

                  Loan shall mean all indebtedness owed by Borrower to Bank arising under this Agreement or the Note.

                  Loan Documents shall mean this Agreement, the Note and all other agreements and documents previously, now or hereafter delivered to Bank pursuant to or in connection with the transactions contemplated hereby or in connection with the Revolving Loan Agreement, and any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

                  Maturity Date shall mean October 31, 1996 or such earlier date on which Bank declares the Note to be immediately due and payable pursuant to section 10 of this Agreement.

                  Note shall mean the Revolving Note executed and delivered by Borrower to Bank pursuant to the terms of this Agreement, in the form of Exhibit A attached hereto.

                  Obligations shall mean any and all debts, obligations and liabilities of Borrower to Bank arising out of the this Agreement, the Note and the other Loan Documents, as amended from time to time, and all transactions thereunder, whether heretofore, now or hereafter made, incurred or created, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether for principal interest or other debts, obligations or liabilities thereunder, and whether or not any or all such debts, obligations and liabilities are or become bared by any statute of limitations or otherwise unenforceable.

                  Person means an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                  Prime Rate shall mean at any time, and from time to time, the rate of interest then most recently announced by Bank as its "prime rate", which is not necessarily Bank's lowest or most favorable rate of interest at any time.

                  SWIB Documents shall mean (i) the Second Amended and Restated Agreement dated November 11, 1991, by and between the State of Wisconsin Investment Board ("SWIB"), as lender, and Borrower, as amended,
   (ii) the Master Purchase Agreement dated March 3, 1995, as amended on April 14, 1995, by and between SWIB and Borrower, and (iii) all documents and instruments executed and/or delivered by Borrower and/or SWIB which evidences, services, modifies or amends the transactions contemplated by the documents described in clauses (i) and (ii) above.

             2. REVOLVING CREDIT FACILITY. Subject to the terms and conditions hereinafter set forth in this Agreement, Bank agrees to make available to Borrower a revolving credit facility (the "Credit Facility"), pursuant to which Borrower may obtain Advances from Bank, repay such Advances and reborrow, provided, however, the aggregate principal balance of Advances outstanding at any time shall not exceed $12,500,000 less the aggregate outstanding principal amount of all commercial paper created by Borrower pursuant to section 5. Except for Advances to retire commercial paper outstanding pursuant only to the commercial paper facility made available to Borrower by Bank, in no event shall Borrower be entitled to receive any Advance if the making of such Advance would cause the aggregate amount of all loans made to Borrower by Bank and the Additional Lenders to exceed 80% of the value of the collateral then held by the Collateral Agent.

                  A. Advances under the Credit Facility shall be evidenced by the Note in the maximum amount of the Credit Facility. Although the Note shall be expressed to be payable in the full amount of Credit Facility specified above, Borrower shall be obligated to pay only the amount actually disbursed to or for the account of Borrower, together with interest on the unpaid balance of the sums so disbursed, which remain outstanding from time to time as shown on the records of Bank. The Note shall be dated as of the date of this Agreement and shall be payable in full on or before the Maturity Date.

                  B. The outstanding principal balance under the Note shall bear interest from time to time at a fluctuating rate per annum equal to the Prime Rate and such rate shall change on each date that such Prime Rate changes. During the continuance of an Event of Default, the outstanding principal balance under the Note shall bear interest at the Default Rate. All interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest accrued on each Advance shall be payable in arrears on (i) the first day of each calendar month, commencing with the first such date to occur after the date hereof, (ii) on any date on which the Advance is prepaid, whether due to acceleration or otherwise, and (iii) on the Maturity Date. Interest shall not be payable for the day of any payment on the amount paid if payment is received by Bank prior to noon (Milwaukee time). If any payment of principal or interest under the Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a payment of principal, such extension of time shall be included in computing interest due in connection with such payment; provided that for purposes of section 10 hereof, any payments of principal described in this sentence shall be considered to be "due" on such next succeeding Business Day.

                  C. All disbursements made to Borrower under the Credit Facility shall be entered as debits on Bank's records. Bank shall also record as credits all payments made by Borrower on the indebtedness under the Credit Facility. At least once a month, Bank shall render a statement of account showing as of its date the indebtedness owed on the Credit Facility debited and credited as set forth above. Unless within thirty
   (30) days of the date of said statement of account Borrower notifies Bank in writing of an objection to said statement, there shall be a rebuttable presumption that said statement is correct.

                  D. All disbursements to Borrower under the Credit Facility shall be made only in whole multiples of $10,000. All payments by Borrower to Bank with respect to repayment of the Credit Facility shall be made only in whole multiples of $10,000.

                  E. Duly authorized officers or employees of Borrower as designated by Borrower to Bank by telephonic notice, confirmed in writing, if requested by Bank, may from time to time contact a designated officer or employee of Bank, requesting that Bank increase or decrease the total principal amount of the Credit Facility then outstanding not to exceed the amount stated above. Bank shall immediately increase or decrease the principal balance then outstanding under the Note. All such requests must be received by Bank no later than 3:00 p.m. All requests received after that time may be processed as if received the following Business Day.

                       (1) Each such request for an increase or decrease of the principal amount outstanding under the Note shall be confirmed immediately in writing by the authorized person making the request and mailed to the attention of the person to whom the request was made.

                       (2) In the event such a request by Borrower results in an increase in the total principal amount then outstanding, Bank shall credit the amount of said increase to Borrower's checking account maintained with the Bank. In the event that such request results in a decrease to the total principal amount then outstanding, Bank shall debit Borrower's checking account maintained with Bank and the reduction shall be made to the total principal amount then outstanding on the Note.

                  F. All payments of the Obligations hereunder shall be made, without set-off, deduction, or counterclaim, in immediately available funds to Bank at Bank's address specified herein, by noon (local time) on the date when due. All of Bank's Expenses, fees, commissions, costs, expenses, and other charges under or pursuant to the Loan Documents, and all payments made and out-of-pocket charges under or pursuant to the Loan Documents will be charged as Advances to the Loan as of the date due from Borrower or the date paid or incurred by Bank, as the case may be.

                  G. If the adoption of or change in any law or any governmental or quasi-governmental rule, regulation, policy, guidelines or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of Bank therewith,

                       (i) subjects Bank to any tax, duty, charge or withholding on or from payments due from Borrower (excluding federal and state taxation of the overall net income of Bank), or changes the basis of such taxation of payments to Bank in respect of its Advances or other amounts due it hereunder, or

                       (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank, or

                       (iii) imposes any other condition, and the result is to increase the costs of Bank of making, funding or maintaining loans or reduces any amount receivable by Bank in connection with loans, or requires Bank to make any payment calculated by reference to the amount of loans held or participated in or interest received by it, by an amount deemed material by Bank, then, within fifteen (15) days of demand by Bank, Borrower shall pay Bank that portion of such increased expenses incurred or reduction in an amount received which Bank determines is attributable to making, funding and maintaining the Advances and the revolving credit facility.

                  H. If Bank determines the amount of capital required or expected to be maintained by Bank or any corporate entity controlling Bank is increased as a result of a Change (as defined below), then, within fifteen (15) days of demand by Bank, Borrower shall pay Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Bank determines is attributable to this Agreement, its Advances, or its obligation to make Advances hereunder (after taking into account Bank's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by Bank or any corporation controlling any Bank. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United State implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards", including transition rules, and any amendment to such regulations adopted prior to the date of this Agreement.

                  I. Bank shall deliver a written statement of Bank as to the amount due, if any, under sections 2.G. or 2.H. hereof. Such written statement shall set forth in reasonable detail the calculations upon which Bank determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt, by Borrower of the written statement. The obligations of Borrower under sections 2.G. and 2.H. hereof shall survive payment of the Obligations and termination of this Agreement.

                  J. Bank's obligations to make Advances under this Agreement shall terminate at 5:00 p.m. (Milwaukee time) on the Maturity Date. Notwithstanding the foregoing, (i) upon the occurrence of an Event of Default, Bank may immediately terminate its obligations to make Advances under this Agreement without notice or demand and (ii) so long as any Default shall have occurred and remains uncured, Bank shall have no obligation to make any Advance under the Credit Facility. On the Maturity Date, the Loan, the Note, and all other Obligations of Borrower to Bank shall be immediately due and payable in full, without notice or demand and shall be repaid to Bank by a wire transfer of immediately available federal funds.

             3. USE OF CREDIT FACILITY. Borrower shall be entitled to Advances under the Credit Facility solely for the following purposes:
   (i) funding for any proper corporate purposes not prohibited by the rules and regulations of the United States Small Business Administration (the "SBA"), except that such disbursements may not be used for investments in securities, cash, cash equivalents or investment instruments, provided, however, that nothing herein shall prohibit the use of such funds for investing in "small business concerns", as defined in SBA regulations;
   (ii) funding payment obligations of Borrower with respect to reverse repurchase agreements with financial institutions; (iii) funding payments of dividends (to the extent permitted by this Agreement); (iv) funding loans by Borrower to third parties ("Third Party Loans"); (v) funding Borrower's repurchase of participation interests in Third Party Loans;
   (vi) funding payment obligations of Borrower to Limited Lenders (as defined in section 8.A. hereof); (vii) except as provided in the following clause (viii), funding Borrower's retirement of commercial paper outstanding pursuant to a facility made available to Borrower by any Bank; or (viii) after the occurrence and during the continuance of a Default or Event of Default, funding Borrower's retirement of commercial paper outstanding pursuant only to the commercial paper facility made available to Borrower by Bank (other than when acting as a Limited Lender) pursuant to section 5.A. of this Agreement.

                       A. Upon the occurrence and during the continuance of a Default or Event of Default, Borrower authorizes Bank to make an Advance under the Credit Facility in an amount necessary to retire any commercial paper outstanding under the commercial paper facility made available by Bank to Borrower pursuant to section 5.A. of this Agreement. Such Advance may be made by Bank in its sole discretion, and may be made by Bank directly to the holders of the commercial paper which is to be so retired.

                  4. AVAILABILITY FEE. As additional compensation to Bank for its agreement to make the Credit Facility available to Borrower, Borrower agrees to pay to Bank an Availability Fee to be calculated and paid as follows:

                       A. The Availability Fee for each month shall be 1/12th of 1/2% of $12,500,000, payable in advance on the 27th day of the preceding month.

                       B. Borrower may terminate this Agreement upon (i) written notice to Bank, stating that Borrower irrevocably terminates its right to receive any new advances under the Credit Facility and its Commercial Paper Relationship, and (ii) payment of the entire outstanding balance of the Credit Facility and Commercial Paper Relationship, together with all interest accrued and unpaid thereon, and any and all other fees and amounts which are then due to Bank pursuant to this Agreement. After such termination, Borrower shall have no further obligation to pay the monthly Availability Fee for calendar months succeeding the month in which the said termination occurs.

             5.   COMMERCIAL PAPER.

                  A. Bank has agreed to provide to Borrower a commercial paper facility (the "Commercial Paper Relationship" or the "Relationship"), and Bank may continue to provide the Commercial Paper Relationship to Borrower during the term of this Agreement. This Relationship shall be evidenced by documents and agreements substantially in the form as are presently used between Bank and Borrower except to the extent such documents may be modified from time to time as changes are made by Bank to the documents and agreements customarily used by Bank for non-rated commercial paper and shall be subject to such terms and conditions as are customarily imposed by Bank. Subject to section 5.B. below, Borrower agrees that the principal amount of the commercial paper issued through Bank (other than when acting as a Limited Lender) pursuant to such Relationship shall not exceed the maximum principal amount of the Credit Facility authorized hereunder less the principal amount outstanding under the Note. Copies of the documents and agreements evidencing the Commercial Paper Relationship currently provided by Bank are attached hereto as Exhibit B.

                  B. In the event Bank elects to act as a Limited Lender from time to time, Borrower may, if Bank agrees, issue through Bank commercial paper in an aggregate principal amount exceeding the amount described in section 5.A. above, if separate lending agreements are entered into between Borrower and Bank.

             6. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants by its execution of this Agreement on the date hereof, and by its request of each Advance shall be deemed to remake on each Funding Date, the following matters set forth in this section 6. Each representation and warranty shall be deemed to be material and shall be conclusively presumed to have been relied upon by Bank regardless of any information possessed or any investigation made by Bank. The following representations, warranties and covenants shall be cumulative and in addition to all other representations, warranties and agreements which Borrower shall give or cause to be given to Bank, either now or hereafter.

                  A. Borrower is a corporation duly organized and existing under the laws of the State of Wisconsin and is duly authorized under all applicable provisions of law to carry on its business as presently conducted. Borrower has the corporate power to enter into this Agreement and to borrow hereunder.

                  B. The making of this Agreement and compliance with the terms hereof by Borrower have been duly authorized by all necessary corporate action and do not conflict with and are not in contravention of
   (1) any provision of the Articles of Incorporation and By-Laws of Borrower, (2) any indenture, contract or agreement to which Borrower is a party or to which it is subject, or (3) any law, ordinance, statute, rule or regulation binding upon Borrower.

                  C. Borrower is not a party to any litigation or administrative proceedings, nor so far as it is known by Borrower is any litigation or administrative proceeding threatened against it which would, if adversely determined, cause any material adverse change in Borrower's financial condition or in the conduct of its business, except as previously disclosed to and approved by the Bank in writing prior to the date hereof.

                  D. All copies of documents, contracts, agreements and assignments which Borrower has furnished to Bank are true and correct copies. All financial statements heretofore furnished to Bank are true and correct in all material respects subject to customary year end adjustments. There has been no material adverse change in the property or business operations of Borrower since the date of the last financial statement, except pursuant to the conduct of its ordinary business, and except as shall have been disclosed in writing by Borrower to Bank prior to the date of execution of this Agreement.

                  E. Borrower has paid, and will pay when due, all federal, state and local taxes, and will promptly prepare and file returns for accrued taxes.

                  F. Borrower has filed all statements, if any, which it may be required to file under the provisions of any applicable state or federal securities laws or regulations or if any such statements have not been filed such failure shall not have any material adverse effect upon the Borrower. Borrower is not engaged in the business of carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

                  G. This Agreement is legal, valid, binding upon, and enforceable against Borrower in accordance with its terms, except to the extent enforcement is limited by laws relating to bankruptcy or insolvency.

                  H. Borrower owns all of its assets free and clear of any liens or security interests, except liens and security interests permitted pursuant to section 8.B. of this Agreement.

                  I. Borrower has all licenses (including all licenses required by the SBA in order for Borrower to operate as a "Small Business Investment Company"), registrations, permits, and franchises necessary for the conduct of its business which violation or failure to obtain would materially and adversely affects its business or condition (financially or otherwise).

                  J. Borrower is not in violation of any laws, ordinances, or governmental rules or regulations to which it or its business is subject (including, without limitation, the provisions of 13 C.F.R.
   Section  107.210 (1995) relating to small business investment companies).

             7. AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees as follows:

                  A. Borrower shall furnish Bank monthly financial statements (i.e., consolidated balance sheets and consolidated income statements) no later than thirty (30) days subsequent to each month's end for such month. Together with the monthly financial statements, Borrower shall provide a report identifying all the banks through which the Borrower is then issuing commercial paper, and the principal amount of commercial paper then outstanding issued through each bank. Within ninety
   (90) days after the end of each fiscal year of Borrower, Bank shall be provided with an audited income statement for such year and an audited balance sheet as of the end of such year. All statements are to be prepared in accordance with generally accepted principles of auditing and accounting applied on a basis consistent with the accounting practices of Borrower reflected in the audited financial statements for the preceding fiscal year, and year end statements are to be certified without material qualification by Price Waterhouse, by any other "big six" national accounting firm, or by any independent certified public accountants of recognized standing selected by Borrower and acceptable to Bank. Borrower shall also furnish to Bank all other financial statements reasonably requested by Bank.

                       Borrower shall also furnish to Bank copies of (i) all financial statements, reports and returns as it shall send to its stockholders, (ii) all regular, periodic, or special reports (including but not limited to semi-annual reports on Form N-SAR and amendments to its registration statements on Form N-5) which it is or may be required to file with the Securities & Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities & Exchange Commission, and (iii) all examination reports of its affairs which it shall receive from the SBA; all of which documents shall be delivered to Bank forthwith as and when sent, filed, or received by Borrower.

                       Bank may at any time, and without notice to or consent of Borrower, deliver to any participant in the Advances which are the subject of this Agreement, copies of all financial statements, reports, or any other documents delivered to Bank hereunder.

                  B. Borrower shall keep proper books of record and accounts and, upon application, give any representative of Bank access during normal business hours to, and permit him or her to examine, any and all books, records and documents in Borrower's possession relating to the financial affairs of Borrower and to inspect any of its properties.

                  C. Together with each of the monthly financial statements and the year-end audited financial statements to be provided pursuant to section 7.A. above, Borrower shall also furnish to Bank a certificate signed by its President or Chief Financial Officer stating that he or she has no knowledge of any events of default which have occurred under this Agreement or of any matters which would with the passage of time constitute an event of default hereunder, or if he or she shall have obtained knowledge of any such default or potential default he or she shall disclose in such statement the default or potential default and the nature thereof. Each such certificate shall be dated as of the last day of the month or year for which it is submitted.

                  D. Borrower shall maintain all insurable property, real and personal, owned by it insured at all times against loss or damage by fire or other normally insured hazards through a responsible insurance carrier selected by it in such amounts and to the extent of the coverage as is customary for companies engaged in similar businesses and in similar locations, but in no event shall said insurance be less than that which Bank, in good faith, believes is sufficient and adequate to protect the operating value of the property of Borrower. Borrower shall also carry insurance to cover its interest as mortgagee in the property securing the Third Party Loans to be effective in the event of any failure of the owner of such property to carry property insurance with respect thereto. The Collateral Agent (used herein as defined in the Intercreditor Agreement) shall be named as secured party loss payee in all such policies. Copies of all such insurance policies shall be delivered to Bank.

                  E. Borrower shall keep the properties that are material to the operation of its business, whether owned or leased, in good condition, repair and working order.

                  F. Borrower shall duly pay and discharge all lawful taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties are attached thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Borrower and provided Borrower has established appropriate reserves for the payment of said taxes in accordance with generally accepted accounting practices.

                  G. Borrower shall do all things necessary to maintain its corporate existence, to preserve and keep in full force and effect its rights and franchises necessary to continue its businesses, and to comply with all applicable laws, regulations and ordinances (including without limitation any applicable state or federal securities laws) with respect to which the failure to comply would have a material adverse effect on the Borrower.

                  H. Borrower shall pay to Bank, upon demand, all reasonable charges and expenses incurred by Bank for attorney's fees and expenses of litigation, in seeking relief from the automatic stay or any other bankruptcy proceedings, or in connection with or in any way related to Bank's relationship with Borrower, with respect to the transactions contemplated by this Agreement, whether hereunder or otherwise, including without limitation those incurred or expended in connection with the preparation of this Agreement or any amendment hereto, extension of the Credit Facility hereunder, and the protection or enforcement of Bank's rights hereunder.

                       In addition thereto, Borrower shall pay to Bank all reasonable charges and expenses incurred by Bank, of every kind or description, arising subsequent to the occurrence of any Event of Default, including but not limited to reasonable attorneys fees and expenses of litigation.

                  I. With respect to each of its Plans, if any, under the Employee Retirement Income Security Act ("ERISA") and the Internal Revenue Code (the "Code"), Borrower represents and warrants that:

                       1. all funding requirements have been met and will continue to be met on an annual basis;

                       2. no "prohibited transactions" have occurred and that none of the transactions which are the subject of this Agreement constitute prohibited transactions under the rulings or regulations of ERISA or the Code;

                       3. all such Plans are and will continue to be qualified Plans; and

                       4. the Borrower has complied with, and will continue to comply with, all reporting and disclosure requirements under ERISA, the Code, and the applicable rulings and regulations with respect to which the failure to so comply would have a material adverse effect on the Borrower.

                  J. Borrower shall maintain its primary operating account at Bank.

                  K. Borrower shall indemnify, defend and hold Bank, and its officers, directors, employees, and agents, harmless from and against all claims, injury, damage, loss, costs (including attorneys' fees and costs) and liability of any and every kind to any persons or property by reason of (i) the breach of any representation or warranty herein or in any other Loan Document, (ii) the failure to fulfill any obligation under this Agreement or under any other Loan Document, or (iii) any other matter relating to, or action taken by Bank in connection with, the Credit Facility, unless caused by the gross negligence or willful misconduct of Bank.

             8. NEGATIVE COVENANTS OF BORROWER: Borrower covenants and agrees as follows:

                  A. Borrower shall not, without the prior written consent of Bank, create, incur, assume or have outstanding, any indebtedness for money except:

                       (1) the Loan under this Agreement or any renewals thereof;

                       (2) indebtedness for other borrowings payable to Bank;

                       (3) other indebtedness as shown on the financial statements presented to Bank prior to the closing of the transactions contemplated hereunder;

                       (4) unsecured current liabilities incurred in the ordinary course of business;
                       (5)  debentures issued by Borrower which are
   guaranteed by the SBA;

                       (6) revolving credit facilities (the "Permitted Credit Facilities") extended by First Bank (N.A.), LaSalle National Bank and other lenders pursuant to the Intercreditor Agreement (collectively the "Additional Lenders");

                       (7) subject to the limitations in 8.B. below, indebtedness for loans from the State of Wisconsin Investment Board and/or other institutional lenders (which lenders may include without limitation Bank or any one or more of the Additional Lenders, but may not include other financial institutions of which the deposits are insured by the FDIC or FSLIC) (collectively, the "Limited Lenders") which are secured only by specific Third Party Loans (the "Limited Lenders' Collateral");

                       (8) indebtedness incurred for the purchase of capital assets provided said indebtedness is unsecured or is secured only by purchase money security interests in the assets so purchased;

                       (9) indebtedness for commercial paper issued pursuant to facilities made available to Borrower by Bank and First Bank, (N.A.); and

                       (10) indebtedness under reverse repurchase agreements with Bank or an Additional Lender, if such agreements are secured by United States Treasury securities the Borrower owns on the date hereof.

                  B. Borrower shall not, without prior written consent of Bank, create, suffer, or permit to be created any mortgage, pledge, security interest, assignment, encumbrance or other lien upon any real property, equipment, fixtures, accounts, contract rights, chattel paper, instruments, documents, general intangibles, inventory, or any other property now owned or hereafter acquired by it, except (i) the Limited Lenders' security interests in the Limited Lenders' Collateral as described in the next paragraph; (ii) the purchase money security interests permitted in Section 8.A above; (iii) existing liens, charges or encumbrances specifically indicated on the financial statements previously delivered to Bank by Borrower; (iv) liens for taxes, assessments or governmental charges not delinquent or being contested in good faith by Borrower; (v) construction lien claims not delinquent; (vi) liens or deposits in connection with workmen's compensation or other insurance or to secure the performance of bids, trade contracts, leases, public or statutory obligations of like nature incurred in the ordinary course of business; (vii) security interests in favor of Bank, the Collateral Agent and the Additional Lenders; and (viii) security interests, if any, in United States Treasury securities now owned and presently subject to reverse repurchase agreements with Bank or an Additional Lender, to the extent such investments are permitted under section 8.K. below.

                       A lender can only provide loans as a Limited Lender if, at the time the Limited Lender makes a loan to Borrower, the Third Party Loans pledged to the Limited Lender to secure the loan do not have outstanding principal balances exceeding 110% of all obligations of Borrower to the Limited Lender plus commercial paper issued through the Limited Lender in its capacity as a Limited Lender.

                  C. Borrower shall not merge with or into or consolidate with or into any other corporation or entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than by sales made in the ordinary course of business and sales of participation interests in Third Party Loans).

                  D. Borrower shall not, without prior written consent of Bank, enter into any agreement providing for the leasing by it of property which has been, or is to be, sold or transferred by it to the lessor thereof.

                  E. Borrower shall not redeem, purchase, or otherwise acquire directly or indirectly any shares of any class of its capital stock without the prior written consent of Bank.

                  F. Borrower shall not permit the ratio, calculated as of the last day of each month, of (a) the aggregate amount of all of Borrower's indebtedness and liabilities (including liabilities under guaranties and contingent liabilities), including all Obligations (numerator), to (b) Borrower's Adjusted Tangible Net Worth (denominator), to be more than 7:1.

                  G. Borrower's aggregate total realized losses on Third Party Loans during the term of this Agreement shall not exceed the greater of $1,000,000 or two and one-half per cent (2.5%) of the total principal amount of all outstanding Third Party Loans, as determined from the then most recent annual audited financial statements to be provided by Borrower to Bank pursuant to this Agreement. For the purposes of this section, a loss on a Third Party Loan is "realized" when the loss is so identified on Borrower's financial statements.

                  H. Borrower shall, at all times, maintain an Adjusted Tangible Net Worth of not less than $19,500,000.

                  I. Borrower shall not in any of its fiscal years pay or declare any dividend or make any other distribution on account of any class of its stock that would be treated as a return-of-capital dividend for income tax purposes.

                  J. Borrower may not make, have or acquire any investments, except (i) investments in "small business concerns", as defined in the SBA regulations, and (ii) investments that are permitted by 13 CFR Section 107.708, or otherwise permitted by the SBA, and are held by or subject to a security interest in favor of Bank or an Additional Lender.

                  K. The ratio of (i) the sum of the aggregate outstanding principal balances of all Third Party Loans evidenced by promissory notes or other agreements held by Bank or the Collateral Agent pursuant to section 9 of this Agreement and securing Borrower's obligations only to Bank and the Additional Lenders pursuant to the Intercreditor Agreement minus the sum of (w) the aggregate dollar amount of all Participated Third Party Loans (as defined below), if any, plus (x) if there is more than one Third Party Loan to a Person or an Affiliate thereof (each, an "Affiliated Third Party Loan", and collectively, "Affiliated Third Party Loans") and if any one of such Affiliated Third Party Loans is (1) a Participated Third Party Loan, and (2) not separately identifiable (e.g., by means of a loan identification number) and Borrower does not have collateral as security for such loan which is separate and distinct from the collateral pledged to Borrower for any other applicable Affiliated Third Party Loan, then the aggregate dollar amount of all such Affiliated Third Party Loans (excluding Participated Third Party Loans which are included in such aggregate dollar amount of Affiliated Third Party Loans), to (ii) the sum of (y) the outstanding principal balances of Borrower's obligations to Bank hereunder and the Additional Lenders (in their capacity as Additional Lenders, and not when acting as Limited Lenders), plus (z) the total principal amount of all of Borrower's outstanding commercial paper issued pursuant to facilities made available to Borrower by Bank and any Additional Lenders (in their capacity as Additional Lenders, and not when acting as Limited Lenders) shall not at any time be less than 1.25 to 1.0. As used herein, the term "Participated Third Party Loan" shall mean a Third Party Loan in which Borrower has sold a participation interest or made an assignment (in whole or in part) to any third party.

                       Within thirty (30) days after the end of each calendar month and at such other times as requested by Bank, Borrower shall deliver to Bank a certificate with a schedule of all of its Third Party Loans and stating which Third Party Loans are held by the Collateral Agent pursuant to the Intercreditor Agreement and which are held by the Limited Lenders, the amount of each participation sold by Borrower in each Third Party Loan, and the amounts of each such participation interests sold on a "first-out" or "with recourse" basis. The aforesaid certificate shall also set forth the ratio referred to in the previous paragraph calculated as of the end of the month for which the certificate is submitted and shall separately state the amount of each component required to be used in calculating that ratio.

                  L. Borrower shall not permit the average monthly percentage for the preceding three calendar months of the aggregate unpaid principal balance of all Third Party Loans contractually delinquent for a period of more than 30 days to exceed ten percent (10%) of the aggregate unpaid principal balance of all Third Party Loans.

                  M. Except as provided in the following sentence, Borrower shall not make (or enter into any agreement to make) any Third Party Loan, the terms of which would allow for the maximum aggregate principal advances of such Third Party Loan to exceed eighty percent (80%) of the fair market value of the property (as such value is set forth in an appraisal of such property in form and substance satisfactory to Bank) which is included in Borrower's security for the repayment of such Third Party Loan. Notwithstanding the foregoing, Borrower shall be permitted to make Third Party Loans where the maximum aggregate advances of such loans can equal a maximum of 100% of the value of the property (as such value is set forth in an appraisal of such property in form and substance satisfactory to Bank) which is included in Borrower's security for the repayment of such Third Party Loans (such Third Party Loans are referred to herein as "Maximum LTV Third Party Loans"); provided, however, that the aggregate amount of all such Maximum LTV Third Party Loans permitted by the preceding clause shall not at any time exceed 2.5% of the aggregate amount of all Third Party Loans which constitute collateral for the Obligations.

                  N. Borrower shall comply (or cause the compliance) with all of the covenants set forth in the SWIB Documents on the date of this Agreement, which covenants (to the extent not inconsistent with the covenants contained in this Agreement) are hereby incorporated into and made a part of this Agreement. Borrower's covenant contained in the preceding sentence shall survive the termination, satisfaction, cancellation or modification of the SWIB Documents or any of the covenants contained therein.

                  O. Borrower shall not make advances to its customers to permit its customers to meet their debt service obligations owed to Borrower, nor shall Borrower capitalize any interest payments owed to Borrower from its customers.

             9. SECURITY: As security for the repayment of the Credit Facility, and any and all other loans to or Obligations of Borrower hereunder (other than obligations to Bank acting in its capacity as a Limited Lender), including any and all extensions and renewals of the foregoing:

                  A. Borrower has granted to Bank a security interest in all of Borrower's general intangibles, accounts, contract rights, chattel paper and instruments, and Borrower's books and records pertaining to any of the foregoing, whether now owned or hereafter acquired, and all proceeds and products of the foregoing. The aforesaid security interest shall be a first and paramount lien on the foregoing collateral, subject to, and, on the terms set forth in the Intercreditor Agreement, on an equal priority with, the security interest of the Additional Lenders, all as provided in the General Security Agreement between Borrower and Bank dated as of March 26, 1993, as the same has and may be amended from time to time (the "Security Agreement"); provided, however, the aforesaid security interest in Third Party Loans constituting the Limited Lenders' Collateral shall be subordinate to the security interests of the Limited Lenders. Bank's rights with respect to its security interest in the aforesaid property will be subject to the terms and conditions of the Security Agreement. Borrower specifically acknowledges and agrees that the payment of the Obligations is secured by all security interests, mortgages, pledges and hypothecations previously or hereafter granted by Borrower in favor of Bank or in favor of the Collateral Agent for the benefit of Bank, including without limitation, the Security Agreement.

                  B. Borrower shall execute and deliver to the Collateral Agent on behalf of Bank and the Additional Lenders, at any time or times at the request of Bank or the Collateral Agent, all financing statements, security agreements, assignments, letters of authority, pledges, notices and other agreements, instruments and documents which Bank may request in a form satisfactory to it, to further evidence, perfect and maintain the security interests and liens granted or to be granted to Bank in aforesaid collateral and to fully consummate all of the transactions contemplated hereunder and under any other agreement, instrument or documents hereafter executed by Borrower and delivered to Bank.

                       Without limiting the obligations of Borrower pursuant to the foregoing provisions and except as to Third Party Loans constituting Limited Lenders' Collateral, Borrower shall immediately endorse to the order of and deliver to the Collateral Agent all promissory notes or other instruments evidencing Third Party Loans heretofore or hereafter made by Borrower and shall assign and deliver to such Collateral Agent any and all mortgages, security agreements, and other documents evidencing or securing such Third Party Loans.

             10. DEFAULT: Bank may, at its option, upon the occurrence of any of the following events (each an "Event of Default), without prior notice to Borrower, immediately terminate Borrower's right to receive Advances under this Agreement and immediately declare the outstanding balance of the Note, together with all interest accrued thereon, to be immediately due and payable, without notice of any kind and notwithstanding anything to the contrary herein contained. The following are Events of Default:

                  A. Any representation or warranty made by Borrower in this Agreement, or in any certificate of Borrower furnished to Bank hereunder, shall prove to have been incorrect in any material respect as of the time when made;

                  B. If Borrower shall fail to pay any interest or principal under the Credit Facility when due hereunder, or fail to pay when due any principal or interest on any of its other indebtedness, if any, to Bank, whether at maturity or by acceleration or otherwise, and such failure shall continue uncured for a period of five (5) days after the applicable due date;

                  C. Borrower shall default in the performance or observance of any covenant or agreement contained in this Agreement or in any other agreement between Borrower and Bank, provided, however, that a breach in the performance or observance of an affirmative covenant or agreement contained in section 7 of this Agreement shall only constitute a default if the breach remains uncured for a period of twenty (20) days after written notice thereof from Bank to Borrower;

                  D.   Borrower shall:

                       (1) Apply for or consent to the appointment of a receiver, trustee or liquidator of Borrower or of all or substantial part of the assets of Borrower,

                       (2) Be unable to, or admit in writing its inability to, pay its debts as they mature,

                       (3) Make a general assignment for the benefit of creditors,

                       (4)  Be adjudicated a bankrupt or insolvent,

                       (5) File a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against Borrower in any bankruptcy, reorganization or insolvency proceeding, or

                       (6) Corporate action shall be taken by Borrower for the purpose of effecting any of the foregoing;

                  E. A petition for an order, judgment or decree shall be filed, without the application, approval or consent of Borrower, with any court of competent jurisdiction, seeking reorganization of Borrower, or the appointment of a receiver, trustee or liquidator of Borrower or of all or a substantial part of the assets of Borrower, and such petition shall remain undismissed for any period of sixty (60) days;

                  F. Borrower shall default in the payment of principal or interest on any obligation (other than the Credit Facility) for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained therein or in any agreement or security interest relating to any such obligation beyond any period of grace provided with respect thereto, if the effect of such default is to cause or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity;

                  G. A final judgment which, together with other outstanding final judgments against it, exceeds an aggregate of Fifty Thousand Dollars ($50,000.00) shall be entered against Borrower and remain outstanding and unsatisfied or unstayed after sixty (60) days from the date of entry thereof, unless an appeal has been taken and perfected within the time provided by law and suitable bond has been provided to stay execution of such judgment; or

                  H. Borrower shall cease to be a Small Business Investment Company licensed pursuant to the rules and regulations of the SBA, or the SBA shall have instituted formal proceedings to revoke or cancel Borrower's license (either of such events to be hereinafter referred to as an "SBA Termination Event"); provided, however, that if the Borrower shall give notice to the Bank of the occurrence of an SBA Termination Event within ten (10) days after the occurrence thereof, then such SBA Termination Event shall constitute an event of default hereunder only upon the expiration of ninety (90) days after the occurrence of such SBA Termination Event. The Bank shall have no obligation to make any advances to Borrower under the Credit Facility after the occurrence of an SBA Termination Event; or

                  I.   Either of the following shall occur:

                       (1) Bando McGlocklin Capital Corporation ("BMCC") shall transfer, sell, pledge or hypothecate all or any portion of the issued and outstanding stock of Borrower (of any class or type) owned by BMCC from time to time; or

                       (2) Except for the issued and outstanding stock of Borrower owned by BMCC, if at any time more than thirty percent (30%) of the issued and outstanding stock of Borrower, of any class or type, shall be owned by any one person or entity or Affiliate thereof.

                       In the event of any occurrence of any event of default, Borrower shall pay all Bank's Expenses which may be incurred by Bank with respect thereto, including reasonable attorneys' fees, and all such sums shall be and become part of the Obligations pursuant to this Agreement. In addition to and not in lieu of any other right or remedy it may have at any time, Bank at any time and from time to time at its election, may (but it shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which Borrower may be required to do or comply with under this Agreement if Borrower shall fail to do so; Borrower shall reimburse Bank upon demand for any cost or expense Bank may pay or incur in such respect, together with interest thereon at the Default Rate of interest set forth herein for the Credit Facility from the date of such demand until paid. The failure of Bank at any time or from time to time to exercise any right or remedy, whether arising from or by virtue of any event of default or otherwise, shall not constitute a waiver of any such right or remedy and shall not impair the right of Bank to exercise such right or remedy or any other right or remedy thereafter or to insist upon strict performance. No waiver of any right or remedy by Bank shall be valid or effective unless made in writing and signed by an officer of Bank. Any effective waiver of any right or remedy shall not be deemed to constitute a waiver of any other right or remedy then existing or which may thereafter arise or accrue. Upon the occurrence of any Event of Default, and pursuant to the provisions of this paragraph, Bank may sue to enforce the obligations of Borrower pursuant to this Agreement. Presentment, demand, protest and notice of every kind are hereby expressly waived.

             11. CONDITIONS OF DISBURSEMENT: Bank shall be under no obligation to make any Advances under the Credit Facility pursuant to this Agreement unless the following conditions shall have been fulfilled:

                  A. The representations and warranties of Borrower contained herein shall be true at the time of the initial Advance and at the time of each subsequent Advance under this Agreement as though such representations and warranties were made at such time.

                  B. Borrower shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it.

                  C. Prior to the initial advance under this Agreement Borrower shall have delivered to Bank an opinion in writing of Borrower's legal counsel, Foley & Lardner, dated on or after the date of this Agreement, to the effect that (i) Borrower is a corporation validly existing under the laws of the State of Wisconsin, and has the corporate power and authority to enter into this Agreement and to make borrowings and execute and deliver the notes as provided for herein; (ii) the making of this Agreement and compliance with the terms hereof by Borrower and the execution and delivery of the Note pursuant hereto do not conflict with or contravene any provision of the Articles of Incorporation, or By-Laws of Borrower, or any material indenture, contract or agreement of which such counsel has knowledge, to which Borrower is a party or to which it is subject (or that any such contravention has been appropriately waived), or, to the extent of the business of the Borrower of which such counsel has knowledge, any statute, rule or regulation binding upon Borrower;
   (iii) all corporate action necessary to authorize Borrower to enter into this Agreement, to perform its obligations hereunder, and to execute and deliver any and all documents necessary to comply with the provisions of this Agreement has been taken; (iv) the obtaining of the Credit Facility hereunder has been authorized and approved by all necessary corporate action; (v) this Agreement and Note have been duly executed by the Borrower; (vi) this Agreement, the Note, and the Security Agreement referred to in this Agreement, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, subject to customary bankruptcy exceptions; (vii) no consent of any public body, agency, commission or board is necessary to the making and assumption of obligations hereunder by Borrower; and (viii) so far as it is known to such counsel there is no material litigation, and there are no proceedings by any public body, agency, or authority, pending or threatened against Borrower.

                  D. Borrower shall deliver to Bank, Firstar Trust Company's acknowledgment of all collateral in Firstar Trust Company's possession providing security for Borrower's obligations to Bank.

                  E. Prior to the initial Advance under this Agreement, Borrower shall furnish Bank with certified resolutions of its Board of Directors authorizing its (i) entry into this Agreement and performance of the covenants contained herein, (ii) the issuance of the Note and (iii) the execution and delivery of any and all other documents, agreements or instruments reasonably requested by Bank.

                  F. Borrower shall furnish Bank with a certificate of incumbency with respect to the persons authorized to execute this Agreement, the Note, and all other documents to be executed in connection with the transactions which are the subject of this Agreement.

                  G. Prior to the initial Advance under this Agreement, Borrower shall deliver to Bank copies of all agreements between Borrower and the SBA relating to the SBA's guarantee of obligations of Borrower, together with copies of all outstanding debentures or other evidence of debt issued by Borrower and guaranteed by the SBA.

                  H. Prior to the initial Advance hereunder, the Bank and the parties to the Intercreditor Agreement shall have executed an amendment to the Intercreditor Agreement in form and substance satisfactory to the Bank, and copies of all such loan agreements, in form and substance acceptable to Bank, shall have been delivered to Bank.

             12.  MISCELLANEOUS.

                  A. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to any of the parties hereto and shall extend and be available to any holder of the Note and renewals thereof.

                       Borrower shall not assign or attempt to assign its rights under this Agreement. Bank shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder, including the Note and any other Loan Document to any affiliate of Bank or to any bank or other entity which in Bank's good faith judgment has the capacity to perform Bank's obligations hereunder. Borrower hereby agrees that all of the rights and remedies of Bank in connection with the interest so assigned shall be enforceable against Borrower by such assignee with the same force and effect and to the same extent as the same would have been enforceable by Bank but for such assignment. Borrower agrees that Bank shall have the right to sell participations in the Credit Facility without the consent of Borrower. Notwithstanding Bank's participation of any part of the Credit Facility, Bank shall remain responsible for the performance of all its obligations hereunder.

                  B. No failure on the part of Bank to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Bank of any right hereunder preclude any other or future exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  C. In the event that any date provided herein for any payment by Borrower shall not be a Business Day, such payment date shall be deemed to be the next following Business Day.

                  D. All representations and warranties made herein shall survive the extension of any Advance under this Agreement and the execution and the delivery of the Note or renewals thereof.

                  E. All notices, statements, requests and demands herein provided for shall be deemed to have been given or made when deposited in the mails, postage prepaid, or delivered to a telegraph company, charges prepaid, in the case of Borrower, when addressed to Borrower, 13555 Bishops Court, Suite 205, Brookfield, Wisconsin 53005, Attn: George R. Schonath, Chairman, and in the case of Bank, at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Jon B. Beggs, Vice President; or in such other manner, as to any party hereto, as such shall designate in a written notice to the other party hereto.

                  F. This Agreement shall be deemed to be a contract made under the laws of the State of Wisconsin and shall be construed and enforced in accordance with the laws of said State.

                  G. Section headings in this Agreement and the other Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement and the other Loan Documents.

                  H. This Agreement and all other agreements referred to herein or delivered in connection herewith shall constitute the entire agreement between the parties relating to the subject matter hereof, shall rescind all prior agreements and understandings between the parties hereto relating to the subject matter hereof, and shall not be changed or terminated orally.

                  I. All representations, warranties, and covenants made by Borrower under this Agreement or any other Loan Document shall be considered to have been relied upon by Bank and shall survive the delivery to Bank of the Note and the making of the Loan herein contemplated regardless of any investigation made by Bank or on its behalf.

                  J. Any provision in this Agreement or any other Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

                  K. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or Wisconsin state court sitting in Milwaukee County, Wisconsin in any action or proceeding arising out of or relating to this Agreement, the Note or any other Loan Document and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of Bank to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding by Borrower against Bank or any affiliate of Bank involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement, the Note or any other Loan Document shall be brought only in a court in Milwaukee County, Wisconsin.

                  L. BORROWER AND BANK EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

                  M. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      BANDO McGLOCKLIN SMALL BUSINESS
                                         INVESTMENT CORPORATION



                                      By:  _________________________________
                                           George R. Schonath,
                                           Chairman of the Board and
                                              Chief Executive Officer



                                      By:  _________________________________
                                           Jon P. McGlocklin, President



                                      FIRSTAR BANK MILWAUKEE, N.A.



                                      By:  _________________________________
                                           Jon B. Beggs, Vice President